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Wipfli Ullrich Bertelson LLP                         Telephone (920) 739-6500
100 West Lawrence Street                             Fax (920) 739-6707
Appleton, WI  54911


September 4, 2002


Office of the Chief Accountant
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, DC  20549

Dear Sir or Madam:

We have read the statements made by North Country Financial Corporation in Item 4 of Form 8-K dated September 4, 2002, which we understand will be filed with the Commission. We agree with the statements concerning our firm in such Item 4 of Form 8-K. We have no basis to agree or disagree with other statements of the Company contained therein.

Sincerely,

/s/ Wipfli Ullrich Bertelson LLP

Wipfli Ullrich Bertelson LLP

cc:  Sherry Littlejohn